Exhibit 24

Power of Attorney for SEC Forms 3, 4 and 5

The undersigned appoints and authorizes each of Mark Schmitz, Chief Financial Officer, and Jon Gordon, General Counsel & Secretary of Deep Fission Inc., as attorneys-in-fact with authority to prepare, sign, and file any required Forms 3, 4, and 5 (and any amendments) under Section 16(a) of the Securities Exchange Act of 1934, and any related documents with the U.S. Securities and Exchange Commission.

The undersigned grants each attorney-in-fact full power to act individually, in the name and on behalf of the undersigned, with the same effect as if the undersigned were personally present, and ratifies every lawful act done under this authorization. This Power of Attorney does not relieve the undersigned from responsibility for the timely and accurate filing of Forms 3, 4, and 5 or from any liability for failure to do so.

This Power of Attorney remains in effect until the undersigned provides written revocation to the Company’s General Counsel, or until the undersigned ceases to be subject to Section 16 with respect to the Company’s securities, whichever occurs first. This Power of Attorney is governed by Delaware law.

Signed:	/s/ Jonathon Angell
Name:	Jonathon Angell
Date:	November 13, 2025